EXHIBIT 99.1

News Release - Corrected	January 13, 2006
For more information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

- CORRECTION -

In its year-end 2005 earnings release dated January 6, 2006, North State Bancorp inadvertently reported net income per diluted share for the year and quarter ended December 31, 2005 as $0.78 and $0.21, respectively. Corrected figures for net income per diluted share for the year and quarter ended December 31, 2005 are $0.79 and $0.22, respectively. The entire earnings release showing the corrected figures follows below:

NORTH STATE BANCORP INCOME UP 77% FOR 2005

Raleigh, NC. . . For the year ended December 31, 2005, North State Bancorp (the “Company”), the holding company for North State Bank, reported net income of $2.4 million or $.86 per basic share and $0.79 per diluted share, compared to $1.4 million for 2004 or $.48 per basic share and $0.46 per diluted share, an increase of 77.2%. For the quarter ended December 31, 2005, net income was $677,000 or $.24 per basic share and $0.22 per diluted shared, compared to $421,000 or $.15 per basic share and $0.14 per diluted share for the same period in 2004, an increase of 60.8%.

The increase in net income is in large part attributed to a 45% increase in net interest income over 2004. The increase in net interest income was positively affected by the fact that average net interest margin for 2005 was 63 basis points higher than 2004. These significant improvements were made without compromising the Bank’s commitment to “relationship banking.”

Total assets for North State Bancorp at December 31, 2005 were $382.4 million, compared to total assets of $309.5 million at December 31, 2004, an increase of 23.6%. Total deposits at December 31, 2005 were $337.4 million and total loans were $294.2 million, compared to total deposits of $269.1 million and total loans of $244.6 million as of December 31, 2004, increases of 25.4% and 20.3%, respectively.

“The past year was exceptional for our Company,” said Larry D. Barbour, president and CEO for North State. “In our fifth full year in operation, we continued to grow, opening a new corporate headquarters and banking office at North Hills in Raleigh, NC and by breaking ground for a new office in Wake Forest, NC. We made good progress toward our plan of becoming a premier high-performing bank in Wake County and at the same time rewarded our shareholders with a 12-for-10 stock split in the form of a stock dividend.

“Our customers, employees, and shareholders are enjoying the benefits of our relentless focus on our core business – acquiring and maintaining relationships with professional firms, professionals, property management companies, churches, businesses and individuals who value a mutually beneficial banking relationship.”

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC, with plans for a full-service office to open at the corner of Common Oaks Drive and New Falls of Neuse Road in Wake Forest later in 2006.

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Stock Symbol: OTC-BB: NSBC	www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2005 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.